Exhibit 10.1
December 8, 2022

Bruce Felt
VIA EMAIL

Re: Transition Agreement
Dear Bruce:

This letter confirms the agreement (“Agreement”) between you and Domo, Inc. (the “Company”) concerning the terms of your employment separation and transition from the Company.

1.Transition Periods.

a.CFO Transition Period. You will continue as a full-time at-will employee of the Company in your role as the Company’s Chief Financial Officer (“CFO”) during the period beginning on the Effective Date (as defined below) through the commencement of the next CFO in such CFO role, but in no event later than the one-year anniversary of the Effective Date (such actual period you continue to serve as CFO, the “CFO Transition Period”). During the CFO Transition Period, you will continue receiving your regular annual base salary of $450,000 (“Salary”), less applicable withholdings, in accordance with the Company’s normal payroll practices, and remain eligible to receive an annual cash bonus for the Company’s fiscal year 2023, at a target bonus opportunity equal to $325,000 (your “Target Bonus”), subject to the terms and conditions of the Company’s Executive Incentive Compensation Plan (the “Bonus Plan”) and annual bonus program for fiscal year 2023 adopted thereunder (your “2023 Bonus Opportunity”). However, you will not be considered a participant in the Bonus Plan for any fiscal year after the Company’s fiscal year 2023 and accordingly, you will not be eligible for an annual cash bonus for the Company’s fiscal year 2024. During the CFO Transition Period, the Company will continue to reimburse you for reasonable expenses incurred by you in performing services for the Company, including Travel Expenses, provided you timely submit to the Company supporting receipts and/or documentation in form and substance reasonably acceptable to the Company for such expenses in accordance with Company’s reimbursement policy, as in effect from time to time (the “Reimbursement Policy”). For purposes of this Agreement, “Travel Expenses” refers to ordinary and reasonable expenses incurred by you for you and your family to travel from your personal residence in California to the Company’s Utah headquarters, including expenses for first class airfare for your spouse, lodging in close proximity to the Company’s Utah headquarters, and a rental car. Your airfare will be an upgradable coach seat for such travel, with any exceptions from time to time as determined in your reasonable discretion, as appropriate. No reimbursements will occur later than the 15th day of the third month following the later of (i) the end of the Company’s fiscal year in which such Travel Expenses are incurred or (ii) the end of the calendar year in which such Travel Expenses are incurred. To the extent any reimbursement for Travel Expenses that you receive is taxable to

Exhibit 10.1
you, you will receive a “gross-up” payment equal to the applicable federal and state taxes on such reimbursement payment, as estimated by the Company in good faith, at the same time as the applicable reimbursement is made. During the CFO Transition Period, you will continue to be eligible to participate in the benefit plans and programs established by the Company for its employees from time to time, subject to their applicable terms and conditions, including without limitation any eligibility requirements. The Company reserves the right to modify, amend, suspend, or terminate the benefit plans and programs it offers to its employees at any time.

b.Employment Separation; Second Release; Employment Severance. Upon the commencement of employment of the next CFO in such CFO role or if earlier, the one-year anniversary of the Effective Date, your CFO Transition Period will end immediately, and you will have resigned as an employee of the Company and from your role as CFO and the Company will have accepted such resignation (the date of termination of your employment with the Company, the “Employment Separation Date”). As of such date, you also will be deemed to have resigned from any and all officer and director roles with the Company and its subsidiaries without any further action required by you, provided that you agree to execute any documents as may be reasonably requested by the Company to reflect such resignation. Provided either (x) you have completed the CFO Transition Period in accordance with the schedule set forth in subsection a. above, or (y) prior to the commencement of employment of the next CFO in such CFO role, the Company terminates your employment without Cause (as defined below), and you timely execute and do not revoke the Second Release (attached hereto as Exhibit One) within the period prescribed therein, subject to subsection c. below, you will receive the additional consideration set forth in Sections 1 and 2 of the Second Release.

c.Termination for Cause; Severance Forfeiture. Notwithstanding the foregoing, in the event that (i) you materially breach this Agreement or your Confidentiality Agreement (including without limitation any post-employment restrictive covenants set forth therein) and fail to cure such breach within 30 days after notice thereof, or (ii) the Company terminates your employment for Cause (as defined below) you will not be entitled to the consideration set forth in Sections 1 and 2 of the Second Release. For purposes of this Agreement, “Cause” means (i) your conviction of, or a plea of “guilty” or “no contest” to, a felony (other than a driving offense) under the laws of the United States or any state thereof, (ii) your gross negligence in the performance of your duties, malfeasance, or misappropriation of the assets of the Company, (iii) your failure to perform your duties to the satisfaction of the Company after having received written notice of such failure and having at least 30 days to cure such failure; (iv) your failure or refusal to comply with reasonable written policies, standards and regulations established by the Company from time to time; after having received written notice of such failure and having at least 30 days to cure such failure; (v) your failure to provide required documentation of your right to work in the United States within the time frame required by law, and (vi) your material breach of your At Will Employment, Confidential Information, Invention Assignment,

Exhibit 10.1
Nonsolicitation, and Arbitration Agreement with the Company (“Confidentiality Agreement”). Any termination for “Cause” will require Board approval, and you will be given the opportunity to appear in person before the entire Board in order to explain your position on the allegations or claims that constitute “Cause.” The Board will make all determinations relating to termination, including without limitation any determination regarding Cause.

d.Advisory Period. Immediately following the CFO Transition Period or one year after the Effective Date, whichever is first, you will commence advisory transitional services as reasonably requested by the Company’s Chief Executive Officer, CFO, or the Board for a period of four years (such actual period you provide such advisory transitional services, the “Advisory Period,” and together with the CFO Transition Period, the “Transition Periods”). Such advisory services will not exceed four hours per week. The Advisory Period may be extended by mutual agreement between you and the Company. In performing the advisory services, you will be an independent contractor and not an employee or agent of the Company. The Company will share confidential information with you as it deems necessary to effectively carry out the advisory services.

2.Company Equity Awards. You previously were granted certain equity awards covering shares of the Company’s Class B common stock (“Shares”) under the Company’s 2018 Equity Incentive Plan and 2011 Equity Incentive Plan (the “Plans”) and applicable award agreements thereunder, that are outstanding as of the date first set forth above, as specified in Schedule A attached hereto (the “Equity Awards,” and such plans and agreements, the “Award Documents”). You and the Company agree that during the Transition Periods, your Equity Awards will continue vesting but otherwise will cease vesting upon cessation of your continued status as a “Service Provider” (as defined in the Plan under which the applicable Equity Award has been granted). Notwithstanding the foregoing, in the event that the Company terminates your status as a Service Provider without Cause and other than due to your death or Disability (as defined in the Plan under which the applicable Equity Award has been granted) (a “Qualifying Service Termination”), then the vesting of 100% of the then unvested and outstanding portion of your Equity Awards will accelerate (the “Award Acceleration”). The Award Acceleration is subject to your having timely executed and not revoked a release substantially similar to the Second Release provided by the Company in connection with your Qualifying Service Termination. Further, if you materially breach this Agreement or your Confidentiality Agreement (including without limitation any post-employment restrictive covenants set forth therein), you will not be entitled to the Award Acceleration. Any Equity Awards or portions thereof that have not vested through the date of cessation of your status as a Service Provider and do not vest pursuant to the Award Acceleration will be forfeited permanently and you will have no further rights with respect to such Equity Awards (or portions thereof) or Shares subject thereto. Except as provided in this Section 2, your Equity Awards remain subject to the terms and conditions of the Award Documents.

3.Employee Benefits; No Other Monies Owed. Your health insurance benefits will cease on the last day of the month in which the CFO Transition Period ends, subject to your right to continue your health insurance under the Consolidated Omnibus Budget

Exhibit 10.1
Reconciliation Act of 1985, as amended, or similar state law (“COBRA”). Your participation in all benefits and incidents of employment, including without limitation, vesting in equity-based compensation (except as provided in Section 2 herein), the accrual of bonuses (if any), vacation, and paid time off, will cease as of the Employment Separation Date. You acknowledge that, except as expressly provided in this Agreement, you have not earned, and will not receive from the Company, any additional compensation, severance, or benefits on or after the Employment Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan. By way of example, you acknowledge that you have not earned and are not owed (except as expressly provided in this Agreement) any equity, bonus, incentive compensation, severance benefits, or commissions. You expressly acknowledge and agree that this Agreement supersedes in their entirety your Confirmatory Employment Letter with the Company dated June 15, 2018 (“Confirmatory Employment Letter”), and your Change in Control and Severance Agreement with the Company dated June 15, 2018 (“Severance Agreement”). You further acknowledge and agree that you are responsible for attorneys’ fees and costs for counsel you engaged prior to or in connection with executing this Agreement and that you will not seek reimbursement from the Company or its insurers for any such attorneys’ fees and costs.

4.Return of Company Property. As of no later than the last day of the Transition Periods, you will return all documents and other items provided to you by the Company (with the exception of a copy of the Company’s Employee Handbook and personnel documents specifically relating to you), developed or obtained by you in connection with your employment with the Company, or otherwise belonging to the Company, including, without limitation, access cards, keys, reports, manuals, records, product samples, inventory, correspondence or other documents or materials related to the Company’s business that you have compiled, generated or received while working for the Company as well as all copies, samples, computer data, disks, or records of such material. You are not required to return to the Company the laptop, iPad, or cell phone purchased by the Company for your use. After returning these documents, data, and other property you will permanently delete from any electronic media in your possession, custody, or control (such as computers, cell phones, hand-held devices, back-up devices, zip drives, PDAs, etc.), or to which you have access (such as remote e-mail exchange servers, back-up servers, off-site storage, etc.), all documents or electronically stored materials of the Company, including writings, drawings, graphs, charts, sound recordings, images, and other data or data compilations stored in any medium from which such information can be obtained. Furthermore, you will, on or before the Employment Separation Date, provide the Company with a list of any documents that Employee created or is otherwise aware to be password protected and the password(s) necessary to access such password protected documents. The Company’s obligations under this Agreement are contingent upon Employee returning all of the Company’s documents, data, and other property as set forth above.

5.Cooperation. You agree that during and following the Advisory Period, you will make yourself available, upon reasonable notice and under reasonable conditions, to assist the Company with respect to matters of which you were personally involved or had personal knowledge while providing employment or other services to the Company. Without

Exhibit 10.1
limitation, such assistance may include signing documents, providing information or documents, cooperating with investigations, negotiations, lawsuits, or administrative proceedings involving the Company, preparing for and giving testimony, including written declarations or statements.

6.Confidential Information. You hereby acknowledge that you are bound by your post-employment obligations in your Confidentiality Agreement (attached hereto as Exhibit Two), which you confirmed in your Confirmatory Employment Letter. You acknowledge and agree that as a result of your employment with the Company you have had access to the Company’s Confidential Information (as defined in the Confidentiality Agreement), that you will hold all Confidential Information in strictest confidence and that you will not make use of such Confidential Information on behalf of anyone.

7.Mutual Non-Disparagement. On and after the Employment Separation Date, you agree to refrain from any disparagement, defamation, libel, or slander of any of the Released Parties (as defined below), and agree to refrain from any tortious interference with the contracts and relationships of any of the Released Parties. The Company will instruct its directors and executive officers to refrain from, on and after the Employment Separation Date, any disparagement, defamation, libel, or slander of you. The restrictions in this paragraph do not apply to any compelled testimony or production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought, in each case, to the extent required.

8.General Release and Waiver of Claims. In exchange for the consideration set forth herein, you hereby bind yourself and your heirs, beneficiaries, trustees, administrators, executors, assigns, agents and legal representatives (collectively, the “Releasors”), and hereby waive and release to the maximum extent permitted by applicable law any and all claims or causes of action, whether known or unknown, against the Company and/or its predecessors, successors, past or present parents or subsidiaries, affiliated companies, or related entities (collectively, including the Company, the “Entities”) and/or the Entities’ respective past or present insurers, officers, directors, agents, attorneys, employees, shareholders, investors, assigns and employee benefit plans (collectively with the Entities, the “Released Parties”), with respect to any matter, including, without limitation, any matter related to your employment with or service to the Company.

This waiver and release includes, without limitation, claims under the Employee Retirement Income Security Act (ERISA); claims for attorneys’ fees or costs; any and all claims for or related to stock, stock options, restricted stock units or other equity-based awards or securities of the Company; penalties claims; wage and hour claims; statutory claims; tort claims; contract claims; claims of wrongful discharge, constructive discharge, emotional distress, defamation, conversion, invasion of privacy, fraud, promissory estoppel, misrepresentation, breach of contract, breach of fiduciary duty, and breach of the covenant of good faith and fair dealing; claims for retaliation; claims related to discrimination or harassment based on any protected basis, under Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Utah Antidiscrimination Act or any other federal, state, or local law prohibiting

Exhibit 10.1
discrimination, harassment or retaliation; and claims under all other federal, state and local laws, ordinances and regulations.

Notwithstanding the foregoing, the following are not included in the released claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to your applicable written indemnification agreement with the Company dated June 28, 2018, and under the charter, bylaws or operating agreements of the Company, or under applicable law; (ii) any rights which cannot be waived as a matter of law; (iii) any rights you have to file or pursue a claim for workers’ compensation or unemployment insurance; (iv) any claims arising from the breach of this Agreement; and (v) any claims arising after the date you sign this Agreement.

You agree not to pursue any action nor seek damages or any other remedies for any released claims. You agree to execute any and all documents necessary to request dismissal or withdrawal, or to opt-out, of such claims with prejudice. Further, you agree not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the Released Parties, except if served with a subpoena or as otherwise required by law.

You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state, or local government agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without subpoena or notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies. You agree you will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Released Parties, unless under a subpoena or other court order to do so. You agree both to immediately notify the Company upon receipt of any such subpoena or court order, except as set forth above regarding cooperation with Government Agencies. Nothing herein shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

9.Waiver of Unknown Claims. You acknowledge that you are represented by counsel and are familiar with the principle that a general release does not extend to claims that the releasor does not know or suspect to exist in the releasor’s favor at the time of executing the release, which, if known by the releasor, must have materially affected the releasor’s settlement with the Released Parties. You, being aware of said principle, agree to expressly waive any right you may have to that effect, as well as under any other statute or common law principles of similar effect.

10.Non-Disclosure. Except if required by law or if the specific information is publicly available due to your role as a former Section 16 Officer (as defined below), you agree

Exhibit 10.1
that you will not disclose to others the terms and conditions of this Agreement, including any negotiations or the facts and circumstances leading up to it, except that you may disclose such information, on express condition of confidentiality, to your spouse and to your attorney or accountant in order for such individuals to render services to you. The Company agrees that, apart from publicly available information, the Company will not disclose to others the terms and conditions of this Agreement, including any negotiations or the facts and circumstances leading up to it, except as required by law or regulation, as required in legal proceedings, as requested by governmental agencies, for legitimate business purposes or to others bound by confidentiality obligations to the Company. For purposes of this Agreement, “Section 16 Officer” means an individual who, with respect to the Company’s securities, is subject to Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

11.No Admission. This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of any of the Released Parties.

12.Complete and Voluntary Agreement. This Agreement, together with your Confidentiality Agreement and Equity Documents, constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter, including without limitation your Confirmatory Employment Letter and Severance Agreement. You acknowledge that neither the Released Parties nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion. Further, you acknowledge that you have been represented by counsel with respect to this Agreement and that this is a negotiated agreement.

13.Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held invalid or unenforceable, such provision shall be deemed deleted from this Agreement and such invalidity or unenforceability shall not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and effect; provided, however that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.

14.Withholding. The Company (and any parent, subsidiary or other affiliate of the Company, as applicable) will have the right and authority to deduct from any payments or benefits all applicable federal, state, local, and/or non U.S. taxes or other required withholdings and payroll deductions (“Withholdings”). Prior to the payment of any amounts or provision of any benefits under this Agreement, the Company (and any parent, subsidiary, or other affiliate of the Company, as applicable) is permitted to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy any applicable Withholdings with respect to such payments and benefits. Neither the

Exhibit 10.1
Company nor any parent, subsidiary or other affiliate of the Company will have any responsibility, liability, or obligation to pay your taxes arising from or relating to any payments or benefits under this Agreement.

15.Section 409A. The Company intends that all payments and benefits provided under the Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any Treasury Regulations and guidance promulgated under Section 409A of the Code and any state law equivalent (collectively, “Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted in accordance with this intent.

a.No severance payment or separation benefits to be paid to you, if any, under the Agreement or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. If, at the time of your separation from service, you are a “specified employee” within the meaning of Section 409A, then the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means any severance payments and separation benefits otherwise payable to you before the first payroll date that occurs on or after six months and one day following your separation from service, instead will be paid on such payroll date. Provided, however, that in the event of your death within such six-month period, any payments delayed by this subsection a. will be paid in a lump sum as soon as administratively practicable after the date of your death.

b.With respect to any Award Acceleration applicable to Equity Awards that are restricted stock units (“RSUs”), settlement of such RSUs will occur, subject to the delay described in subsection a. above, no later than 60 days following the date of your Qualifying Service Termination (the “Deadline Date”). To the extent that the delay described in subsection a. does not apply but your separation from service occurs at a time during the year whereby the Deadline Date will occur in the year immediately following the year in which your separation from service occurs, then any Award Acceleration that constitutes Deferred Payments that otherwise would be payable prior to the Deadline Date instead will be paid on the Deadline Date.

c.To the extent necessary to comply with Section 409A, any taxable reimbursements under the Agreement will be made in accordance with the following additional requirements: the amount eligible for reimbursement in one calendar year may not affect the amount eligible for reimbursement in any other calendar year; and the right to reimbursement is not subject to liquidation or exchange for another benefit or payment.

The Company reserves the right to amend the Agreement as it considers necessary or advisable, in its sole discretion and without your consent or any other individual, to

Exhibit 10.1
comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. Each payment, installment, and benefit payable under this Agreement is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). In no event will the Company or any other Released Party reimburse or indemnify you or hold you harmless for any taxes, penalties and interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.

16.Protected Activity. Nothing in this Agreement or in any other agreement between you and the Company, as applicable, will in any way limit or prohibit you from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” means filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any state, federal, or local governmental agency or commission, including the U.S. Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (the “Government Agencies”). You understand that in connection with such Protected Activity, you are permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement to any parties other than the Government Agencies. You further understand that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. Any language in the Confidentiality Agreement regarding your right to engage in Protected Activity that conflicts with, or is contrary to, this paragraph is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, you are notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

17.At-Will Employment. This Agreement does not imply any right to your continued employment for any period with the Company or any of its affiliates. Your employment with the Company will continue to be “at will.” It is for no specified term, and may be terminated by you or the Company at any time, with or without cause or advance notice. As of the Effective Date, you may join the board of directors and serve as an advisor to other companies that are not competitors of the Company. Upon the Employment Separation Date, you may become the Chief Financial Officer of any other company, subject to the obligations in your Confidentiality Agreement.

Exhibit 10.1
18.Miscellaneous. It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by you and an authorized representative of the Company. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution via DocuSign or a similar service, or of a facsimile copy or scanned image shall have the same force and effect as execution of an original, and an electronic or facsimile signature or scanned image of a signature shall be deemed an original and valid signature.

19.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

20.Effective Date. This Agreement is effective on the date it is signed by both parties (the “Effective Date”).

[signature page follows]

Exhibit 10.1

Sincerely,
Domo, Inc.

By:    /s/ John Mellor
    Chief Executive Officer
    Domo, Inc.

READ, UNDERSTOOD AND AGREED TO:

/s/ Bruce Felt
Bruce Felt

December 8, 2022
Date

Exhibit One: Second Release
Exhibit Two: At-Will Employment, Confidential Information, Invention Assignment, Nonsolicitation and Arbitration Agreement
Schedule A: Equity Awards

Exhibit 10.1
Exhibit One
Second Release
(To be signed and returned to the Company upon expiration of the CFO Transition Period)
This Second Release agreement (“Second Release”), which is Exhibit One to the separation and transition agreement (the “Agreement”), is entered into by and between you, Bruce Felt, and Domo, Inc. (the “Company”). Any term not otherwise defined herein shall have the meaning ascribed in the Agreement.

1.Consideration. In exchange for the promises and commitments in the Agreement and your compliance with all terms and conditions of the Agreement and this Second Release including without limitation your completion of employment with the Company in accordance with the schedule set forth in Section 1.a. of the Agreement, and provided you timely sign and return (and do not revoke) this Second Release, then the Company will provide you the following severance benefits:

a.Cash Severance. Cash payments equal in aggregate to the sum of (i) 12 months of your Salary, and (ii) the product of $27,083 multiplied by the number of whole months in the Company’s fiscal year 2024 that the CFO Transition Period remained in effect (the “Cash Severance”), less applicable withholdings, with such cash payments payable in equal, monthly installments over the 12 months immediately following the Employment Separation Date; and

b.COBRA Severance. The Company will pay the premiums for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for you and your eligible dependents, if any, at the rates then in effect, subject to any subsequent changes in rates that are generally applicable to the Company’s active employees (the “COBRA Coverage”) until the earliest of (i) a period of 12 months from the date of termination of your employment, or (ii) the date upon which you cease to be eligible for coverage under COBRA (the “COBRA Severance”).

Notwithstanding any provision to the contrary, if your employment with the Company is terminated by the Company pursuant to Section 1.c. of the Agreement relating to a termination for Cause, or you materially breach the Agreement or your Confidentiality Agreement and fail to cure such breach within 30 days after notice thereof, then you will not be entitled to receive any of the Agreement Severance.

2.COBRA Severance Limitations. Your receipt of COBRA Severance is subject to your electing COBRA continuation coverage within the time period prescribed pursuant to COBRA for you and your eligible dependents, if any. If the Company determines in its sole discretion that it cannot provide the COBRA Severance without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of any COBRA Severance, the Company will provide to you a taxable monthly payment payable on the last day of a given month (except as

Exhibit 10.1
provided by the immediately following sentence), in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the Employment Separation Date (which amount will be based on the premium rates applicable for the first month of COBRA Coverage for you and any of your eligible dependents) (each, a “COBRA Replacement Payment”), which COBRA Replacement Payments will be made regardless of whether you elect COBRA continuation coverage and will end on the earlier of (x) the date upon which you obtain other employment or (y) the date the Company has paid an amount totaling the number of COBRA Replacement Payments equal to the number of months in the applicable COBRA Coverage period. For the avoidance of doubt, the COBRA Replacement Payments may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to any applicable withholdings. Notwithstanding anything to the contrary under this Second Release or the Agreement, if the Company determines in its sole discretion at any time that it cannot provide the COBRA Replacement Payments without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), you will not receive the COBRA Replacement Payments or any further COBRA Severance.

3.General Release and Waiver of Claims. In exchange for the consideration set forth in this Second Release, you hereby bind yourself and your heirs, beneficiaries, trustees, administrators, executors, assigns, agents and legal representatives (collectively, the “Releasors”), and hereby waive and release to the maximum extent permitted by applicable law any and all claims or causes of action, whether known or unknown, against the Company and/or its predecessors, successors, past or present parents or subsidiaries, affiliated companies, or related entities (collectively, including the Company, the “Entities”) and/or the Entities’ respective past or present insurers, officers, directors, agents, attorneys, employees, shareholders, investors, assigns and employee benefit plans (collectively with the Entities, the “Released Parties”), with respect to any matter, including, without limitation, any matter related to your employment with or service to the Company.

This waiver and release includes, without limitation, claims under the Employee Retirement Income Security Act (ERISA); claims for attorneys’ fees or costs; any and all claims for or related to stock, stock options, RSUs or other equity securities of the Company; penalties claims; wage and hour claims; statutory claims; tort claims; contract claims; claims of wrongful discharge, constructive discharge, emotional distress, defamation, conversion, invasion of privacy, fraud, promissory estoppel, misrepresentation, breach of contract, breach of fiduciary duty, and breach of the covenant of good faith and fair dealing; claims for retaliation; claims related to discrimination or harassment based on any protected basis, under Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Utah Antidiscrimination Act or any other federal, state, or local law prohibiting discrimination, harassment or retaliation; and claims under all other federal, state and local laws, ordinances and

Exhibit 10.1
regulations. This release does not apply to Excluded Claims as defined in the Agreement.

You agree not to pursue any action nor seek damages or any other remedies for any released claims. You agree to execute any and all documents necessary to request dismissal or withdrawal, or to opt-out, of such claims with prejudice. Further, you agree not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the Released Parties, except if served with a subpoena or as otherwise required by law.

You understand that nothing in this Second Release limits your ability to file a charge or complaint with Government Agencies. You further understand that this Second Release does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without subpoena or notice to the Company. This Second Release does not limit your right to receive an award for information provided to any Government Agencies. You agree you will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Released Parties, unless under a subpoena or other court order to do so. You agree both to immediately notify the Company upon receipt of any such subpoena or court order, except as set forth above regarding cooperation with Government Agencies. Nothing herein shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Second Release be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

4.Waiver of Unknown Claims. You acknowledge that you are represented by counsel and are familiar with the principle that a general release does not extend to claims that the releasor does not know or suspect to exist in the releasor’s favor at the time of executing the release, which, if known by the releasor, must have materially affected the releasor’s settlement with the Released Parties. You, being aware of said principle, agree to expressly waive any right you may have to that effect, as well as under any other statute or common law principles of similar effect.

5.ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Federal Age Discrimination in Employment Act (“ADEA Waiver”) and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that: (a) your ADEA Waiver does not apply to any claims that may arise after you sign this Second Release; (b) you have a right to and should consult with an attorney prior to executing this Second Release; (c) you have 21 calendar days within which to consider this Second Release; (d) you have seven calendar days following the execution of the Second Release to revoke it; and (e) the Second Release will not be effective until the eighth day after you sign it provided that you have not revoked it. You agree that

Exhibit 10.1
any modifications, material or otherwise, made to this Second Release do not restart or affect in any manner the original 21-day consideration period. To revoke the Second Release, you must email a written notice of revocation to Dan.Stevenson@domo.com prior to the end of the seven-day period. You acknowledge that your consent to this Second Release is knowing and voluntary.

6.Incorporation of Agreement Provisions. You and the Company agree that the Agreement’s provisions regarding Nondisparagement, Non-Disclosure, Arbitration Agreement, No Admission, Severability, Withholding, Miscellaneous and Governing Law are incorporated herein and apply to this Second Release.
7.Section 409A. The Company intends that all payments and benefits provided under this Second Release, the Agreement, or otherwise are exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any Treasury Regulations and guidance promulgated under Section 409A of the Code and any state law equivalent (collectively, “Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms in this Second Release or the Agreement will be interpreted in accordance with this intent. To the extent required to be exempt from or comply with Section 409A, references to the termination of your employment or similar phrases used in this Agreement will mean your “separation from service” within the meaning of Section 409A.

a.Any severance payable in cash and upon the effectiveness and irrevocability of the Second Release will be provided, subject to any delay required by subsection b. below, on the first regularly scheduled payroll date of the Company following the date this Second Release becomes effective and irrevocable, with any installment payments otherwise payable after such first payment date to be paid in accordance with its installment schedule.

b.No payment or benefits to be paid to you, if any, under this Second Release or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. If, at the time of termination of your employment, you are a “specified employee” within the meaning of Section 409A, then the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that you will receive payment on the first payroll date that occurs on or after the date that is six months and one day following your separation from service. Provided, however, that in the event of your death within such six-month period, any payments delayed by this subsection b. will be paid in a lump sum as soon as administratively practicable after the date of your death. To the extent that the delay described in the immediately preceding sentence does not

Exhibit 10.1
apply but the termination of your employment occurs at a time during the year whereby the Deadline Date will occur in the year immediately following the year in which the termination of your employment occurs, then any payments or benefits under this Second Release that constitute Deferred Payments that otherwise would be payable prior to the Deadline Date instead will be paid on the Deadline Date. “Deadline Date” means the date 60 days following the date of termination of your employment with the Company.

c.The Company reserves the right to amend this Second Release as it considers necessary or advisable, in its sole discretion and without your consent or any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. Each payment, installment, and benefit payable under this Agreement is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). In no event will any member of the Company Group reimburse or indemnify you or hold you harmless for any taxes, penalties and interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.

8.Complete and Voluntary Agreement. This Second Release, together with the Agreement, Confidentiality Agreement and Award Documents (except as modified herein), constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither the Released Parties nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in the Agreement and Second Release for the purpose of inducing you to execute the Second Release, and you acknowledge that you have executed this Second Release in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing it voluntarily, free of any duress or coercion. Further, you acknowledge that you have been represented by counsel with respect to this Second Release and that this is a negotiated agreement.

UNDERSTOOD, ACCEPTED, AND AGREED TO:

/s/ Bruce Felt
Bruce Felt

December 8, 2022
Date

Exhibit 10.1
Exhibit Two
At-Will Employment, Confidential Information, Invention Assignment, Nonsolicitation and Arbitration Agreement

Exhibit 10.1
Schedule A

Equity Awards

Type of Equity Award	Grant Date	Plan	Per Share Exercise Price	Number of Shares Subject to Equity Award as Granted	Number of Shares Under Equity Award That Vested*	Number of Shares Under Equity Award That Remain Unvested*
RSU	03/05/2020	2018	$0	130,000	81,250	48,750
RSU	03/09/2021	2018	$0	60,000	22,500	37,500
RSU	03/15/2022	2018	$0	75,000	0	75,000
* Through and as of December 8, 2022, provided that you remain a Service Provider through such date.